UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): December 10, 2012

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment of Consulting Agreement

On December 10, 2012, CytRx Corporation (the “company,” “we,” “us” or “our”) entered into an amendment to our written consulting agreement with Joseph Rubinfeld, Ph.D., a director of the company, to provide for the one-time grant to Dr. Rubinfeld under our Amended and Restated 2008 Stock Incentive Plan of an option to purchase 30,000 shares of our common stock at an exercise price of $1.83 per share, which was equal to the market price of our common stock on the grant date.  The option has a term of ten years and is fully vested.

Compensation of Non-Employee Directors

Also on December 10, 2012, our Board of Directors determined to modify the annual awards of stock options to our non-employee directors.  Previously, in conjunction with each annual meeting of our stockholders each of our non-employee directors whose term as a director was to continue following the meeting was granted non-qualified stock options to purchase 50,000 shares of our common stock at an exercise price equal to the market value of our common stock on the grant date.  Our Board has now determined to make the annual awards to our non-employee directors on or about the end of each fiscal year in conjunction with our regular annual executive compensation determinations.  Accordingly, on December 10, 2012, each of our non-employee directors was granted an option to purchase 100,000 shares of our common stock at an exercise price of $1.83 per share, which was equal to the market price of our common stock on the grant date.  The options have a term of ten years and are fully vested.

All future grants to non-employee directors under this program are subject to termination or modification by our Board of Directors and to the availability of sufficient stock options under our stock option plans from time to time.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2012	CYTRX CORPORATION By: /s/ Steven A. Kriegsman Steven A. Kriegsman President and Chief Executive Officer